Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces No Trust Income for May 2008

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS
RELEASE

For Immediate Release

Austin, Texas May 21, 2008 - Mesa Offshore Trust (OTC symbol-MOSH) announced that there will be no Trust income distribution for the month of May 2008 for Unitholders of record on May 30, 2008.

The Trust did not receive any Royalty income from the Working Interest Owner for the month of May 2008. As of May 20, 2008 the Working Interest Owner estimates that the abandonment accrual for amounts expended and for projected future abandonment expenses for the properties in which the Trust has an interest is approximately $800,000 net to the Trust. These costs will be deducted from any future gross proceeds on the Royalty properties, which deductions will reduce future Royalty income. No Royalty income will be distributed to Unitholders until JPMorgan Chase Bank, N.A., in its capacity as Trustee (the “Trustee”), recoups Trust expenses being paid from the reserve that the Trustee has established for anticipated future expenses. As of March 31, 2008, approximately $2.6 million will be withheld by the Trustee from future Royalty income before Trust distributions to the Unitholders will resume. Trust expenditures for the month of May 2008 will be approximately $150,000. On December 3, 2007 the Trust entered into an Amended and Restated Promissory Note with JPMorgan Chase Bank, N.A. as lender (the “Lender”), which amended the Demand Promissory Note (the “Demand Note”) dated September 28, 2007, relating to demand loans that may be advanced by the Lender from time to time in the principal amount of up to $3 million.  The demand loans will bear interest at the prime rate plus 2%, provided such rate shall in no event exceed the maximum legal rate of interest permitted by applicable law. As of April 30, 2008, approximately $2,519,000 had been advanced to the Trustee for Trust expenses under this demand note and the Trust had unpaid expenses of approximately $140,000.  The maturity date of the Amended and Restated Promissory Note was accelerated effective as of January 22, 2008.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, accruals for future abandonment costs, timing and extent of capital expenditures.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701